Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2/A

(Form Type)

BLACKROCK 2037 MUNICIPAL TARGET TERM TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.001 par value	457(o)	5,360,000	$25.00	$134,000,000	$110.20	$14,766.80

Fees Previously Paid	Equity	Common Shares of Beneficial Interest, $0.001 par value	457(o)	40,000	$25.00	$1,000,000	$109.10	$109.10(1)

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$135,000,000		$14,875.90

	Total Fees Previously Paid							$109.10(1)

	Total Fee Offsets							—

	Net Fee Due							$14,766.80

(1)

The Registrant previously paid $109.10 to register $1,000,000 of common shares of beneficial interest under the Registrant’s Registration Statement on Form N-2 (File No. 333-250205), filed with the Securities and Exchange Commission on November 19, 2020.